Exhibit 10.48

CONSULTANCY AGREEMENT

This Agreement is made and entered into this 2nd day January 2002, by and among MFIC Corporation, a Delaware Corporation, together with its wholly owned subsidiary, Microfluidics Corporation, and its Morehouse-COWLES Division (hereinafter collectively referred to as “MFIC”) and Vincent B. Cortina, referred to hereafter as the “CONSULTANT”.

WHEREAS, MFIC desires to avail itself of the services of CONSULTANT in connection with the marketing and sale of MFIC’s patented and proprietary “Dual Stream” hi-pressure mixer/reactor Microfluidizer7 system  (the “Consulting Assignment”), and

WHEREAS, CONSULTANT desires to furnish its services to MFIC and to assist in such marketing and sales activities.

NOW THEREFORE, for and in consideration of the mutual promises and premises contained herein, MFIC and the CONSULTANT agree as follows:

ARTICLE 1

TERM

This Agreement shall be for an initial period of six (6) months from the date of its execution but will automatically renew and extend for a period of six (6) months unless earlier terminated by any either party at any time by the provision in writing of notice of such party’s election to do so provided at least ten (10) business days prior to the effective date of such termination.

ARTICLE 2

DUTIES

The CONSULTANT shall, during the term of this Agreement, generally render his consulting services to MFIC relating to the Consulting Assignment and such further tasks or duties as MFIC and CONSULTANT shall agree upon from time to time (the “Services”).

ARTICLE 3

CONTROL AND STATUS

(a)  The CONSULTANT shall have the exclusive right to establish his own working hours, days of work and site(s) where work is performed.  The CONSULTANT is deemed to be an independent contractor for all purposes, including but not limited to payroll withholdings, Workman’s Compensation Insurance, health, accident and disability insurance, and agency and authority to act on behalf of MFIC.

(b)  CONSULTANT shall only be required to devote such time and energies to the Services rendered to MFIC as he shall, after consultation with MFIC, deem reasonably necessary to accomplish the Consulting Assignment and tasks undertaken.

ARTICLE 4

REIMBURSEMENT FOR EXPENSES

CONSULTANT will be reimbursed for certain of his expenses incurred in rendering of the Services hereunder as follows:

A.  During the term of this Agreement, the CONSULTANT shall, only with prior approval, be allowed reimbursement of actual out-of-pocket expenses incurred in connection with its activities hereunder, and shall be reimbursed on a current basis (net 30 days from the presentation of original vouchers, receipts or billing for same).

B.  Notwithstanding the foregoing and the provisions of Article 5 hereinafter, CONSULTANT shall not be entitled to bill for or seek reimbursement for travel time from CONSULTANT’s home or place of business to and from MFIC.

ARTICLE 5

COMPENSATION

MFIC shall pay to the CONSULTANT for the Services rendered hereunder at a daily rate of Two Hundred Fifty Dollars ($250.00) payment to be deferred until a mutually agreed upon date in 2003. The maximum aggregate compensation payable hereunder is Twenty Five Thousand Dollars ($25,000.)

ARTICLE 6

CONFIDENTIAL MATTERS

The CONSULTANT may receive disclosure of certain of MFIC’s proprietary, confidential and trade secret information from time to time during the term of this consultancy.  All such confidential information is hereinafter referred to as the “Information”.  Finally, CONSULTANT may become aware of or receive directly confidential information of customers of MFIC or the identity of such customers.

A.  CONFIDENTIALITY AGREEMENT

As a condition precedent to the execution of this Agreement by MFIC the CONSULTANT and MFIC have entered into a Confidentiality and Non-Disclosure Agreement of even date herewith  (the “Confidentiality Agreement”) attached hereto as EXHIBIT A which agreement is hereby incorporated by reference and which makes definitive provision for the parties’ use, protection and handling of certain confidential information as is defined therein (the “Information”).

B.  USE OF CONFIDENTIAL INFORMATION: The Information disclosed to CONSULTANT by MFIC or its customers shall be used by CONSULTANT solely in furtherance of his rendering of the Services hereunder and no other use of the Information is contemplated or permitted hereunder.

C.  RESTRICTED ACCESS TO INFORMATION: Only CONSULTANT shall have access to the Information, and in the event that CONSULTANT shall, for the purposes of effectuating the Services hereunder, desire to disclose the Information to any other party then CONSULTANT must, in advance of making any disclosure, obtain written approval from MFIC allowing such third party access to Information (the acceptability of such third party to be in MFIC’s sole judgement and discretion).  Such approved third party must, prior to receiving any disclosure, execute an agreement with MFIC that is in form and substance similar to the Confidentiality Agreement.

ARTICLE  7

REPRESENTATIONS, WARRANTIES AND COVENANTS

The CONSULTANT warrants, represents and covenants as follows:

(a) he has the full right and capacity to enter into this Agreement and to perform all of its obligations hereunder, and neither this Agreement nor the performance of any of its obligations hereunder are in violation of any other agreement or instrument to which he is a party or by which he may be bound.

(b) he shall not willfully or recklessly make any proprietary claims or use any technology or invention that would infringe on the patent, copyright or other proprietary intellectual property rights of any third party, without first obtaining written permission or license from such party.

 (c) he will not seek any claim of ownership or inventorship of, intellectual property right in, or license to any equipment modification, improvement, or process relating in any way to the Microfluidizer7 materials processing equipment or any component thereof.

ARTICLE  9

TERMINATION:  BREACH

Notwithstanding the above, either party may terminate this Agreement upon provision to the other of fourteen (14) days written notice, or upon the occurrence of any of the following:

(a)  CONSULTANT’s breach of any provision of the Confidentiality Agreement;
(b)  breach of any warranty, representation or covenant by the CONSULTANT;
(c)  the bankruptcy or insolvency of the CONSULTANT;
(d) failure by either party to perform any material obligation hereunder.

ARTICLE  10

ASSIGNMENT

The CONSULTANT may not assign either this Agreement, which is a personal services agreement, or his rights and/or obligations hereunder (except for an assignment to MFIC) without the prior written consent of MFIC.

ARTICLE 11

NOTICE

Any notice which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by the United Stated Postal Service, postage prepaid, certified mail with return receipt or by Federal Express or other private expedited carrier or delivery service with signature required with all charges prepaid to the parties at their respective addresses below:

If to MFIC to:	Robert P. Bruno, President & COO
MFIC Corporation
30 Ossipee Road
Newton, MA 02464-9101

If to CONSULTANT to:	Vincent B. Cortina
83 Thornberry Road
Winchester, MA 01890

ARTICLE  12

DEFINITIVE AGREEMENT:  AMENDMENT

This Agreement and any schedule hereto, together with the Confidentiality Agreement and the Non-Competition Agreement, constitute the entire agreement between the parties relating to the subject matter hereof, supersedes any previous written or oral understandings or agreements and may only be amended in writing by the parties.

ARTICLE 13

RIGHTS AND REMEDIES

The parties agree that in the event a breach or threatened breach of this Agreement, MFIC’s  available damages and remedies at law would be inadequate in that irreparable injury might be sustained by MFIC and, accordingly, MFIC shall have the right to obtain temporary and/or permanent injunctive relief or its equivalent under domestic or foreign law against CONSULTANT and his agents to prevent the violation of an affirmative or negative covenant as well as all other remedies that may be available to MFIC.  All legal and equitable rights, remedies and damages available to MFIC shall be considered cumulative and the use or choice of a particular remedy, damage or relief shall not preclude MFIC’s further exercise of other rights, remedies and damages.  Damages and relief shall specifically include an equitable accounting of all earnings, profits and other benefits arising from a breach or violation including lost income potential and lost business opportunity.  No delay or omission in exercising any rights hereunder shall operate as a waiver of that or any other right; a waiver or consent given by MFIC on a certain occasion is effective only in that instance and shall not constitute or be construed as a bar to, or a waiver of any right on any other occasion, unless otherwise agreed to by MFIC.

ARTICLE  14

GOVERNING LAW: CONSTRUCTION: JURISDICTION

This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, U.S.A. as an instrument under seal without regard to its internal conflict of law provision.  The parties hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or such other jurisdiction as MFIC may find more convenient or effective for the prosecution of any action hereunder.

ARTICLE 18

SEVERABILITY

The parties agree that the provisions of this Agreement are severable.  If any provision hereof shall be declared to be invalid or unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable.

ARTICLE 19

SURVIVAL

A termination hereunder shall only serve to stop the transfer of  Information and such termination shall not alter or affect CONSULTANT’s obligations under Articles 6 or 7 of  this Agreement or the provisions of the Confidentiality Agreement or the Non-Competition Agreement whether arising prior to or after termination, which obligations shall specifically survive termination and continue in full force and effect.

ARTICLE  20

BINDING NATURE OF OBLIGATIONS

The obligations of CONSULTANT under this Agreement shall be binding respectively upon any affiliate, assignee, or transferee of CONSULTANT.

ARTICLE  21

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of  which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the CONSULTANT and MFIC have each caused this Agreement to be executed as a sealed instrument, and to be delivered one to another as of the day, month and year first written above.

Vincent B. Cortina

MFIC Corporation

By:
Robert P. Bruno, President & COO

EXHIBIT  A

CONFIDENTIALITY & NON-DISCLOSURE AGREEMENT

This will affirm the agreement between MFIC Corporation, a Delaware corporation together with its subsidiary, Microfluidics Corporation, and its Morehouse-COWLES Division (collectively referred to hereinafter as “MFIC”) and Vincent B. Cortina, whose address is 83 Thornberry Road, Winchester, Massachusetts 01890 (hereinafter referred to as the “CONSULTANT”), with respect to information which MFIC or its customers may furnish to the CONSULTANT for consideration, evaluation and assistance in conjunction with consulting Services to be provided to MFIC under a Consultancy  Agreement of even date herewith which is hereby incorporated by reference, including marketing, sales, financial and related information, inventions, or discoveries covered by any patent, any materials, devices, processes, trade secrets, schematics, drawings, processes, methods and materials of manufacture, timing of mixing and reaction, know-how or other proprietary information which is disclosed (the “Information”)

All Information which submitted to CONSULTANT is submitted in confidence and CONSULTANT agrees that it will not (without the prior written consent of the MFIC disclosing such Information) for a period of Five (5) years from the date hereof disclose to any third party any of the Information.  All Information submitted or provided in writing shall be marked “Confidential” or if communicated or disclosed verbally will be designated as confidential at the time of its communication confirmed in writing as “Confidential” within thirty (30) days of its verbal disclosure.  The provisions of this paragraph shall not apply to any information:

1.             which is now or which becomes public knowledge or a part of any public document or record through no fault of the CONSULTANT;

2.             which is provided to the CONSULTANT without restriction by a independent third party, who is not legally restricted by agreement with MFIC or the disclosing party or otherwise, or;

3.                                     which the CONSULTANT can show by its written records was already in its possession at the time of receipt of the information from MFIC or the disclosing party.

Further, CONSULTANT agrees to be bound by the terms of any confidentiality agreements in force between MFIC and such of its customers as CONSULTANT may become exposed to or receive such customers confidential information while rendering the services hereunder.

Notwithstanding the above provisions and except as provided for in the Consultancy Agreement between the parties of even date herewith, nothing herein contained shall be construed as granting to CONSULTANT any license, or other rights in or with respect to any invention, or discovery (relating to the Information) covered by any patent heretofore or hereafter issued).

CONSULTANT shall not, without MFIC’s or its customers’ permission, attempt to analyze, disassemble or duplicate proprietary items received from the other MFIC or its customers but specifically including product samples and any interaction chamber or auxiliary processing module of any Microfluidizer7 device.

The parties agree that in the event of CONSULTANT’s breach of this Agreement, MFIC’s available damages and remedies at law would be inadequate and, accordingly, MFIC shall have the right to obtain temporary and/or permanent injunctive relief or its equivalent under domestic or foreign law against the CONSULTANT or to prevent the unauthorized use or disclosure of any information as well as all other remedies that may be available to the MFIC.  All legal and equitable rights, remedies and damages available to MFIC shall be considered cumulative and the use or choice of a particular remedy, damage or relief shall not preclude MFIC’s further exercise of other rights, remedies and damages.

This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to its internal conflicts of law provisions.  The parties hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or such other jurisdiction as MFIC may find more convenient or effective for the prosecution of any action hereunder.

This Agreement together with Sections 6 & 7 of the Consultancy Agreement above represents the entire agreement between the parties relating to the subject matter hereof and supersedes any previous understanding or agreement.

The parties agree that the provisions of this Agreement are severable.  If any provision hereof shall be declared to be invalid or unenforceable for any reason, such unenforceability shall not effect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable.

Signed as a sealed instrument this 2nd day of January 2002.

Vincent B. Cortina

MFIC Corporation

By:
Robert P. Bruno, President & COO